ITT Corporation Announces Plea Agreement in its Night Vision Business

     o Company agrees to pay $50 million fine and invest $50 million in night vision technology

     o Comprehensive export compliance audit, monitoring and training effort significantly enhanced

     o    Settlement payment is covered by previous reserves

White Plains, N.Y., March 27, 2007 - ITT Corporation today announced a final settlement relating to an investigation that began in 2001 regarding ITT Night Vision's compliance with International Traffic in Arms Regulations (ITAR). As part of the agreement, the company will pay a $50 million fine, and will plead guilty to one ITAR violation relating to the improper handling of sensitive documents, and one ITAR violation of making misleading statements. The government has agreed to defer action regarding a third count of ITAR violations pending ITT's implementation of remedial actions.

The Company has agreed with the government to continue to invest in research and development and capital improvements for its night vision products so it can continue to provide the most advanced night vision technology to the U.S. military and its allies. The value of these investments is $50 million over the next five years. In addition, the company has been engaged in a comprehensive review of its policies, practices, training programs and procedures, including complete audits of all business units. New monitoring approaches, communications and training initiatives have already begun as a result of this review and more are expected. As announced in December, the financial impact of the fine is fully covered by previous reserves, including a $25 million charge to net income that was taken in the fourth quarter of 2006.

"We have been cooperating with the government in this investigation and we have voluntarily disclosed all discrepancies that our internal reviews revealed," said Steven R. Loranger, chairman, president and chief executive officer of ITT Corporation. "While this settlement relates to the actions of a few individuals in one of our 15 business units, we regret very much that these serious violations occurred. I want to reinforce, however, that the heart of our night vision goggles - the tube - is secure. No technical information regarding the tube was ever compromised."

Loranger added, "Our renewed commitment to a culture of integrity and compliance applies to the entire company. ITT has a long track record as a trusted employer, supplier and partner, and we are firmly committed to ensuring that this will not happen again. These violations have made it clear that we had gaps in our compliance programs.
The steps we are taking now will address these issues in a comprehensive way."

The company has already begun implementing stricter new measures such as:

     o Insuring that all personnel understand and follow applicable regulations governing the export of critical technology

     o    Naming a new compliance officer

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     o    Instituting a required ethics and compliance training program for all employees worldwide

     o Developing a comprehensive computer tracking program to monitor all packages sent from ITT facilities

     o Working with independent experts to refine and enhance the effectiveness of these measures.

In a related action, the Department of State has placed restrictions on certain exports of night vision equipment and technical data and ITT Night Vision will not be allowed to ship devices to specific parties for a period of not less than one year. ITT estimates that this restriction will apply to less than five percent of its total Night Vision sales. The restriction will not affect any of ITT's other business units, and the company remains confident in its financial forecast for 2007 released in December of 2006 and updated in February of this year.

"ITT plays a vital role in national and international security through its defense products, space and related services. We recognize that any company that supplies high technology equipment to the Defense Department bears a special responsibility," Loranger said. "We will meet this obligation with the compliance measures we've already instituted and the additional reforms to be put in place as part of this agreement."

About ITT Corporation
ITT Corporation (www.itt.com) supplies advanced technology products and services in several growth markets. ITT is a global leader in the transport, treatment and control of water, wastewater and other fluids. The company plays a vital role in international security through its defense communications and electronics products; space surveillance and intelligence systems; and advanced engineering and related services. It also serves the growing leisure marine and electronic connectors markets with a wide range of products. Headquartered in White Plains, N.Y., the company generated $7.8 billion in 2006 sales. In addition to the New York Stock Exchange, ITT Corporation stock is traded on the Paris, London and Frankfurt exchanges.

"Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995 ("the Act"): Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Act. These forward-looking statements include statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated by the Company include general global economic conditions, decline in consumer spending, interest and foreign currency exchange rate fluctuations, availability of commodities, supplies and raw materials, competition, acquisitions or divestitures, changes in government defense budgets, employment


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and pension matters, contingencies related to actual or alleged environmental contamination, claims and concerns, intellectual property matters, personal injury claims, governmental investigations, tax obligations, and changes in generally accepted accounting principles. Other factors are more thoroughly set forth in Item 1. Business, Item 1A. Risk Factors, and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other of its filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

contact:
Tom Glover
(703) 790-6334
tom.glover@itt.com